EXHIBIT 10.20

SECOND AMENDMENT

TO THE

ZIONS BANCORPORATION

PAYSHELTER 401(K) AND

EMPLOYEE STOCK OWNERSHIP PLAN

This Second Amendment to the Zions Bancorporation Payshelter 401(k) and Employee Stock Ownership Plan (the “Plan”) is made and entered into this 31 day of December, 2003, by the Zions Bancorporation Benefits Committee for and on behalf of Zions Bancorporation, hereinafter referred to as the “Employer.”

W I T N E S S E T H:

WHEREAS, the Employer has heretofore entered into the Plan, which Plan has been amended and restated in its entirety effective for the Plan Year commencing on January 1, 2003, and for all plan years thereafter, and

WHEREAS, the Employer has reserved the right to amend the Plan in whole or in part, and

WHEREAS, the Zions Bancorporation Benefits Committee, having been authorized by the Board of Directors for and on behalf of the Employer, now desires to amend the Plan to permit earlier and broader diversification of employer securities held by the Plan;

NOW THEREFORE, in consideration of the foregoing the Zions Bancorporation Benefits Committee amends the Plan as follows (changes are noted in bold italics):

1.	Section 2.01(j) is amended to read as follows:

(j)	“Segregated Investment Account” shall mean the Account which is maintained for the benefit of a Participant pursuant to Section 6.06. Effective January 1, 2004, this Account shall be the same as the Participant’s General Investments Account as described in subsection (h).

2.	Section 6.06 is amended to read as follows:

6.06 Participant Diversification of Investments : Except as specifically provided in Section 6.03(e) and in this Section 6.06, the Plan does not permit individual direction of investment by Participants of their Employer Securities Accounts.

(a)	Each Qualified Participant may direct the investment into a Segregated Investment Account of up to twenty five percent (25%) of the value of the Participant’s Eligible Account within 90 days after the Accounting Date of each Plan Year (to the extent a direction amount exceeds the amount to which a prior direction under this Section 6.06 applies) during the Participant’s Qualified Election Period. For the last Plan Year in the Participant’s Qualified Election Period, “fifty percent (50%)” shall be substituted for “twenty five percent (25%)” in the immediately preceding sentence. The Qualified Participant must make his direction in writing or in another form acceptable to the Plan Administrator, which may include any approved electronic means. The direction may be effective no later than 180 days after the close of the Plan Year to which the direction applies, and the direction must specify which, if any, of the investment options in the Segregated Investment Account the Participant selects. Effective January 1, 2004, a Qualified Participant may direct the investment of his or her Eligible Account as provided in this subsectionsection at any time during the Plan Year. When given, the direction shall be effective immediately.

(b)	A Qualified Participant may choose one of the following alternative investment options:

(1)	The distribution of the portion of his Eligible Account covered by the election. The Administrator will direct the distribution within 90 days after the last day of the period during which the Qualified Participant may make the election. The provisions of this Plan applicable to a distribution of Employer Securities, including any applicable put option requirements of Article XXII, apply to this investment option. Effective January 1, 2004, this option shall no longer be available.

(2)	The liquidation and transfer of the portion of his Eligible Account covered by the election to the General Investment Account in the Plan. The Trustee will make the transfer no later than 90 days after the last day of the period during which the Qualified Participant may make the election. Effective January 1, 2004, the Trustee shall carry out all such investment directions and make all transfers as soon as administratively feasible.

(c)	The Participant’s Segregated Investment Account shall alone receive all income it earns and bear all expense or loss it incurs.

(d)	For purposes of this Section 6.06 the following definitions apply:

(1)	“Eligible Account” shall mean that portion of the Participant’s total Account which consists of the Employer Securities Account.

(2)	“Qualified Participant” means a Participant who has attained age 55 and who has completed at least 10 years of participation in the Plan (without regard to the Participant’s years of participation in a Predecessor Plan, but taking into account the Participant’s years of participation in the Prior Plan). A “year of participation” means a Plan Year in which the Participant was eligible for an allocation of Employer contributions, irrespective of whether the Employer actually contributed to the Plan for that Plan Year.

(3)	“Qualified Election Period” means the six-Plan-Year period beginning with the Plan Year in which the Participant first becomes a Qualified Participant.

(e)	Effective January 1, 2004, the following additional rules shall apply in determining a Participant’s right to diversify the Employer Securities Account.

(1)	A Participant who has completed at least five (5) Years of Vesting Service, regardless of Age or the number of years of participation in the Plan, may direct up to one hundred percent (100%) of the Participant’s Employer Securities Account (except that portion attributable to Employer Non-Elective Contributions) into the Segregated Investment Account.

(2)	The Participant must make his direction in writing or in another form acceptable to the Plan Administrator, which may include any approved electronic means. The direction must specify which, if any, of the investment options in the Segregated Investment Account the Participant selects. The Participant may make his investment direction at any time during the Plan Year and when given, the direction shall be effective immediately.

(3)	The Trustee shall carry out all investment directions and make all transfers as soon as administratively feasible.

(4)	Amounts in the Participant’s Employer Securities Contribution Account which are diversified into the Participant’s Segregated Investment Account pursuant to this subsection (e) shall not be applied to reduce the amount available for diversification in the Eligible Account by a Qualified Participant under subsection (a).

3.	Section 18.02 is amended to add a new subsection (h) to read as follows:

(h)	All restrictions in the foregoing subsections to investment direction into or out of Employer Securities or transfer of Employer Securities to or from the Employer Securities Account shall be subject to the dividend investment rules of Section 6.03(e) and the diversification provisions of Section 6.06.

3.	Section 18.06(e) is amended to read as follows:

(e)	A Participant may not direct (except as provided in Section 6.03(e)) any investment into the Employer Securities Account or (except as provided in Section 6.06) the liquidation or sale of any Employer Securities in that Account.

4. This Amendment shall be effective January 1, 2004, and for all Plan Years commencing thereafter, and shall apply to all employees employed by the Employer on or after that date and to all participants who have an account balance in the Plan on or after that date.

5. In all other respects the Plan is ratified and approved.

IN WITNESS WHEREOF, the Zions Bancorporation Benefits Committee, having been duly authorized, has caused this Amendment to the Plan to be executed as of the date and year first above written.

Zions Bancorporation Benefits Committee

By:	/s/ Merrill Wall
Its:

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